Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-203726 on Form F-3 and No. 333-147644 on Form S-8 of Hanwha Q CELLS Co., Ltd. of our report dated April 25, 2016, with respect to the consolidated balance sheet of Hanwha Q CELLS Investment Co., Ltd. as of December 31, 2014 and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in this annual report for the year ended December 31, 2015 on Form 20-F of Hanwha Q CELLS Co., Ltd.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

April 25, 2016